EXHIBIT 4.5

Asset Management Agreement

between

China Life Insurance Company Limited

and

China Life Investment Holding Company Limited

Table of Contents

1. DEFINITIONS AND INTERPRETATION	3

2. INVESTMENT MANAGEMENT OF ENTRUSTED ASSETS	5

3. INVESTMENT GUIDELINE	11

4. REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES	12

5. PARTY A’S RIGHTS AND OBLIGATIONS	13

6. PARTY B’S RIGHTS AND OBLIGATIONS	15

7. RISK CONTROL	17

8. INSPECTION, SUPERVISION AND REVIEW	17

9. INVESTMENT MANAGEMENT FEES AND PERFORMANCE PAYMENT	18

10. THIRD PARTY COST AND EXPENSE	22

11. CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES	22

12. CONFIDENTIALITY	24

13. BREACH OF CONTRACT AND INDEMNIFICATION	25

14. FORCE MAJEURE	26

15. TERMINATION	26

16. PERFORMANCE	28

17. NOTICES	29

18. ASSIGNMENT	29

19. SEVERABILITY	29

20. GOVERNING LAW AND DISPUTE RESOLUTION	29

21. EFFECTIVENESS, COUNTERPARTS AND OTHERS	30

EXHIBIT:	31

This Asset Management Agreement (“Agreement”) was entered into by and between the following two parties in Beijing on March 22, 2013 in accordance with applicable laws, regulations and rules:

•	China Life Insurance Company Limited (“Party A”)

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing

•	China Life Investment Holding Company Limited (“Party B”)

Address: 11/F, China Life Center, 17 Financial Street, Xicheng District, Beijing

WHEREAS,

(1)	Party A is a duly organized and validly existing joint stock company engaged in life insurance business;

(2)	Party B is a duly organized and validly existing limited liability company engaged in investment management and asset management.

THEREFORE, based upon the principles of equality and mutual benefit and through friendly negotiations, the parties agree as follows:

1.	Definitions and Interpretation.

1.1	“Alternative Investments” refers to private equity investment, real estate investment and investment in financial products related to private equity and real estate.

1.2	“Private Equity” refers to equity interests in a joint stock company or limited liability company that is duly organized and registered within or outside of the PRC and not publicly listed on any securities exchange.

1.3	“Real Estate” refers to any land, building and any other structure attached to the land within or outside of the PRC.

1.4	“Related Financial Products” refers to financial products such as real estate investment funds and private equity investment funds with real estate, private equity or other types of non-securities assets as underlying assets.

1.5	“Entrusted Investment Management” refers to the professional investment, operation and relevant management and services (“Entrusted Investment Management”) provided by Party B at its own discretion with respect to Party A’s investment of its insurance funds in real estate, private equity and related financial products, within the scope of insurance fund investment delineated in the Insurance Law of the People’s Republic of China (“Insurance Law”), other applicable laws and regulations and applicable rules of the Chinese Insurance Regulatory Commission (“CIRC”), in accordance with this Agreement and in the name of Party A, and limited by the Investment Guideline formulated in written form and amended by Party A and as submitted to Party B in accordance with this Agreement. Such services shall include (without limitation) to project selection, due diligence, engagement of intermediaries, negotiation and execution of agreements, unified filing, closing, subsequent management and exits of investment projects.

1.6	“Investment Assets” refers to Party A’s assets invested in real estate, private equity and related financial products under this Agreement, including insurance assets entrusted by Party A to Party B for investment management before this Agreement comes into effect, the investment funds transferred into the Fund Account by Party A from time to time during the term hereof, and the assets and income generated by Party B in its investment management of such funds, but excluding the funds transferred out of the Fund Account by Party A.

1.7	“Investment Guideline” refer to the written document formulated by Party A for the purpose of carrying out the entrusted investment business and amended by Party A from time to time as maybe required, defining the scope, categories and proportions of the investment by Party B; setting forth the limitations on investment strategies, service requirements, risk control and performance evaluation methods; and providing, among other things, objectives of investment return.

1.8	“Fund Account” refers to the bank account opened by Party B in the name of Party A and used exclusively for the deposit of entrusted investment funds and the settlement of entrusted alternative investment business. The name of such Fund Account shall be “Account of Insurance Funds of China Life Investment Holding Company Limited Entrusted by China Life Insurance Company Limited”.

1.9	“Custodian” refers to the commercial bank qualified to keep custody of the insurance funds and designated by Party A to keep custody of the Entrusted Assets under this Agreement.

1.10	“Party A Instructions” refer to the instructions to transfer out funds and the Strategic Investment Decisions (Instructions) made by Party A to Party B in written with respect to matters relating to the investment and management of the Entrusted Assets and which Party B is required to implement. Under urgent circumstances, Party A may make such instructions by phone, however, it shall provide written confirmation promptly after such circumstances have ended.

1.11	“Party A Notice” refers to any of the written documents Party A sends to Party B requesting Party B to put adequate focus and take necessary actions with respect to matters relating to the investment and management of the Entrusted Assets in order to protect the interest of Party A.

1.12	“Party A Reminder” refers to any of the written documents Party A sends to Party B requesting Party B to put adequate focus on time arrangement, business plan, report implementation and risk control with respect to the Entrusted Investment Management and which Party B shall implement.

2.	Investment Management of Entrusted Assets.

2.1	Authorization.

2.1.1	Party A shall entrust the Entrusted Assets to Party B for investment management, provided that Party A shall have the ownership of the Entrusted Assets. During the term of this Agreement, Party A shall retain the ownership of the Entrusted Assets and shall be entitled to investment gains of, and bear the investment losses of, the Entrusted Assets. However, Party B shall bear the losses incurred due to Party B’s action unauthorized under this Agreement and Investment Guideline and without Party A’s consent.

2.1.2	Party B shall cooperate with the Strategic Investment Decisions made by Party A for the business or company development need. However, such investment may not be included in the year-end performance evaluation of

Party B.

2.1.3	Party A shall, within 30 business days following the execution of this Agreement or at any other time mutually agreed by both parties, carry out such authorization procedures necessary to enable Party B to engage in the consultation, negotiation and execution of transaction documents for the purpose of this Agreement and within the scope of authorization by Party A; provided, however, that Party B may not engage in activities that may not be delegated from Party A to Party B in accordance with applicable laws, regulatory requirements and corporate governance of Party A.

2.1.4	The Parties agree and confirm that Party B may retain the services of attorneys, auditors, appraisers and other professionals in the name of Party B for the purpose of this Agreement, and at the cost of Party B.

2.1.5	Party A shall specify the authorized investment cap to Party B in the Investment Guideline. For investment projects that are within the authorized investment cap, Party B may make investment decisions and execute relevant transactional agreements at its own discretion, provided that all decisions and activities of Party B shall not hinder or otherwise adversely affect the legal rights and the exercise thereof of Party A. For transactions that may potentially be deemed as related party transactions, Party B shall keep close contact with Party A, and conduct related party transaction vetting prior to engaging in such transactions. If any approval from the board of directors and/or shareholders’ meeting of Party A is required, or any assistance is needed in order for Party A to fulfill its disclosure and reporting obligations, Party B shall provide active cooperation and assistance in providing materials and any other aspects. For other matters for which approval from the board of directors and/or shareholders’ meeting of Party A may be required, the procedure shall be determined with reference to that for related party transactions.

2.1.6	For post-investment management, Party A shall proceed in a timely manner to grant an investment entrustment letter to Party B, expressly authorizing Party B to take charge of the entire post-investment process from initial investment to exiting from investment project, which includes without limitation to:

(1) To carry out change of business license, title registration and other matters that are the responsibilities of Party A under the investment agreement;

(2) To accept the delivery of investment portfolio in accordance with the investment agreements, to appoint directors, supervisors and senior officers of portfolio companies, and exercise all powers and rights of Party A under the investment agreements;

(3) To direct the bank with which the Fund Account is maintained to transfer funds required by the operation and management of projects;

(4) To reach agreement on retaining intermediary agencies for project operation and management, and direct the custodian bank to pay relevant fees;

(5) To attend shareholder meetings, board meetings and supervisor meetings of portfolio companies on behalf of Party A, and to cast vote on relevant proposals. To handle disputes related to investment projects on behalf of

Party A, including but without limitation to litigation, arbitration and administrative penalties.

2.2	Opening Fund Account.

2.2.1	Party B shall open Fund Accounts for Party A at a commercial bank or commercial banks mutually agreed upon by the Parties, based on product types (e.g., traditional insurance products, participating insurance products), and for the purposes of increasing or decreasing the amount of entrusted investment assets.

2.2.2	Party A shall authorize Party B to conduct day-to-day management of the Fund Accounts. Party B shall establish strict internal control system for fund management, and be responsible for the safety, compliance and orderly management of the Fund Accounts.

(1) Party B shall be responsible for safekeeping and use of the reserved seals of the Fund Accounts;

(2) Party B shall directly issue instructions of fund transfer and settlement to the deposit banks.

2.2.3	Party A may issue to Party B, in written form, fund transfer instructions with respect to the investment and management of the Entrusted Assets, and Party B shall be obligated to carry out such instructions. In the event of emergency, Party A may issue the instruction via telephone; provided, however, Party A shall confirm such instruction in written form immediately after the end of the emergency.

2.3	Addition to or Decrease of the Entrusted Assets.

Party A may, within the term of this Agreement, based on Party A’s need for operating funds, increase or decrease the amount of Entrusted Assets.

2.4	Independence of the Entrusted Assets.

2.4.1	Party B hereby covenants that Entrusted Assets shall be kept separate from the proprietary assets and other assets managed by Party B. Party B may not mix up the Entrusted Assets with the proprietary assets and other assets managed by Party B, and may not handle any Entrusted Assets for any purpose outside of those provided in this Agreement.

2.4.2	Rights and obligations arising out of Party B’s management and use of Entrusted Assets shall not be set off by rights and obligations arising out of the self-owned assets of Party B. Rights and obligations arising out of Party B’s management, use and disposition of Entrusted Assets shall not be set off by rights and obligations arising out of Party B’s management and use of the assets entrusted to it by others.

2.4.3	In the event that civil disputes arise between Party B and other entities or individuals, Entrusted Assets shall not be seized, frozen, or set off. Without Party A’s consent, no security, mortgage or pledge shall be created on Entrusted Assets.

2.4.4	Party B shall not assert that the creditors of the debts not arising from the investment of Entrusted Assets have enforceable right on such debts. Party B shall take reasonable actions to ensure that such creditors shall not exert rights on Entrusted Assets.

2.4.5	In the event that Party B is liquidated due to dissolution, cancellation, or declaration of bankruptcy under the law, Entrusted Assets shall not be listed as its liquidation assets.

2.5	Execution of Investment Agreement and Payment of Investment Funds.

2.5.1	Within the scope of authorization, Party B shall execute investment agreements for projects and other relevant documents. For matters that require approval(s) from the board of directors and/or shareholders’ meetings of Party A, Party B shall provide active assistance to Party A in such process, and shall execute investment agreements for projects and other relevant documents after obtaining approval(s) from the board of directors and/or shareholders’ meetings of Party A.

2.5.2	When there is sufficient fund in the Fund Account, Party B shall direct the bank to directly make payment from the Fund Account in accordance with the investment agreement; If the fund in the Fund Account is insufficient, Party B shall notify Party A five (5) business days prior to the payment date provided in the investment agreement, and Party A shall transfer investment funds to the Fund Account within five (5) business days.

2.6	Additional Investment.

Matters relating to follow-up investment to the existing investment portfolio shall be conducted in accordance with this Agreement.

2.7	Exit from Investment Projects.

For the purpose of exiting from investment projects, the Parties shall conduct relevant work and procedures with reference to the provisions on investment projects under this Agreement (including Section 2.1 and Section 2.5). Party B shall return the project investment fund and investment gains to account(s) designated by Party A within two (2) business days.

2.8	Reports.

2.8.1	Unless otherwise provided in this Agreement, Party B shall prepare relevant reports in the format required by China Insurance Regulatory Commission (“CIRC”), and file such reports with the CIRC within the required term.

2.8.2	Within sixty (60) days after the last day of each calendar year, Party B shall prepare and submit to Party A an annual report on the investment management of Entrusted Assets (“Annual Report”). The Annual Report should include a general description of the investment portfolio, post-investment management and operation, asset valuation, investment return and the average investment return of that year, asset quality and major risks, major emergency events and their respective handling, and other prudential considerations.

2.8.3	Within fifteen (15) days after the last day of each calendar quarter, Party B shall prepare and submit to Party A a written report on the investment management and structure of Entrusted Assets. The report should include a general description of the investment portfolio, post-investment management and operation, asset valuation, asset quality and major risks, major emergency events and their respective handling, and other prudential considerations.

2.8.4	Party B shall, at the request of Party A, provide to Party A financial, investment and risk reports and market analysis reports of Entrusted Assets. The reports provided by Party B shall fully reflect its professional capability and service quality, and sufficiently disclose the types of risks facing the Entrusted Assets.

2.8.5	Party B shall, in accordance with external regulatory, disclosure and internal management requirements of Party A, prepare financial reports under both PRC accounting standards and accounting principles as required by the stock exchange on which Party A is listed, and provide other accounting information required by Party A.

2.8.6	Party B shall ensure that the reports, statements, descriptions and information described under the foregoing Sections are true, complete, prompt, accurate and in compliance.

2.8.7	Party A shall have the ownership of the data and files generated by the operation and management of Entrusted Assets under this Agreement. Party A shall have the right to obtain all the information, such as business data, transaction data and financial condition, relating to Entrusted Assets and investments thereof. Party A shall have the right to read, inspect, duplicate accounting statements, related books, and vouchers of Entrusted Assets, and transaction records, computer data, agreements, resolutions and relevant management system of investment business, as well as documents and statements requested by Party A under this Agreement, and shall have the right to request Party B to make necessary explanations.

2.9	Accounting Responsibility.

Party A shall undertake the accounting responsibility of Entrusted Assets, and shall be ultimately liable for accounting responsibility of Entrusted Assets. Party A, as the owner of the Entrusted Assets, shall provide to Party B the accounting method and assets valuation method of the Entrusted Assets under PRC Enterprise Accounting Principles and International Financial Reporting Standards. Valuation of the Entrusted Assets shall be conducted in accordance with the valuation method issued by China Life Insurance (Group) Company. Party B shall, in accordance with the requirements of Service Standards Manual, conduct accounting and financial management of Entrusted Assets, and be responsible for the quality of the accounting work.

2.10	Reconciliation.

2.10.1	Party B shall reconcile the Fund Accounts within ten (10) business days following the end of each calendar month.

2.10.2	Party B shall save all records, accounting documents, books, statements and other materials related to the investment management of Entrusted Assets in their entirety for no less than fifteen (15) years.

3.	Investment Guideline.

3.1	Delivery of Investment Guideline.

Within the term of this Agreement, Party A shall formulate the Investment Guideline yearly and, within 90 business days following the start of each year, provide to Party B in written the Investment Guideline. If Party A does not provide the Investment Guideline in a timely fashion, the Investment Guideline most recently delivered by Party A shall apply to Party B’s management of Entrusted Assets.

3.2	Amendment to Investment Guideline.

3.2.1	During the term of this Agreement, Party A may amend the Investment Guideline from time to time as it deems necessary and shall provide to Party B any such amendment. Party B shall, starting from the date on which it receives Party A’s notice on the amendment to Investment Guideline, conduct the investment operation in accordance with the amended Investment Guideline.

3.2.2	Party A shall consult with Party B for its professional opinion in formulating or revising the Investment Guideline in accordance with this Agreement, and Party B shall provide such opinion.

3.3	Changes to Investment Guideline.

3.3.1	If Party B has disagreement over the amended Investment Guideline, it shall, within three (3) business days after receiving the notice, notify Party A and state its reasons in written. Party A shall, within three business days after receiving Party B’s notice, give written response. During such disagreement period, Party B shall implement the original Investment Guideline;

3.3.2	If Party A decides to keep the amendment, Party B shall comply. If Party A withdraws the amendment, the original Investment Guideline shall apply.

4.	Representations and Warranties of Both Parties.

4.1	Representations and Warranties of Both Parties.

Each party hereto shall make the following representations and warranties to the other party that:

4.1.1	It shall have the capacity and capability to execute and perform this Agreement, and shall have the full rights and authorization to execute this Agreement, including, without limitation, approvals, consents or permits from relevant government departments and regulatory authorities, as well as the internal corporate authorizations;

4.1.2	This Agreement shall become binding and enforceable upon it after this Agreement comes into effect in the manner stipulated in the Agreement; and

4.1.3	Its execution and performance of this Agreement shall not be in conflict with its current articles of association, internal by-laws, or any other agreements, documents and obligations to which it is a party, and shall not be in violation of any current laws, regulations, rules, judgments, verdicts, administrative authorizations, orders or decisions applicable to both parties.

4.2	Party A’s Representations and Warranties.

4.2.1	It shall ensure that Entrusted Assets shall be legally obtained and can be legally invested by Party B in accordance with relevant provisions and requirements of laws, regulations and regulatory authorities. It shall ensure that Investment Guideline and investment instructions it provides to Party B under this Agreement shall comply with relevant provisions and requirements of laws, regulations, insurance regulatory authorities and other regulatory authorities;

4.2.2	It shall bear any losses on Entrusted Assets or other funds of Party A arising from the operational risks of other parties to the transactions, including, without limitation, the liquidation of relevant banks; However, losses incurred due to Party B’s fault shall be assumed by Party B; and

4.2.3	It shall acknowledge and agree that Party B shall not make undertakings or guarantees for the investment gains of Entrusted Assets under this Agreement, and shall not undertake or guarantee that Entrusted Assets shall not suffer losses.

4.3	Party B’s Representations and Warranties.

4.3.1	Within the term of this Agreement, it has all qualifications required for managing the Alternative Investment assets of Party A, and it shall be equipped with experienced professionals appropriate for the scale and categories of Entrusted Assets to be in charge of the investment and management of Entrusted Assets.

4.3.2	It shall have established sound internal risk controls, inspection and audit, financial management and personnel administration systems and ensure the effectiveness of internal controls;

4.3.3	It shall establish adequate and reliable catastrophe recovery system as soon as possible, and maintain the feasibility and effective implementation of the system. Such catastrophe recovery system shall be able to handle various risks, calamities and disasters, and ensure that it shall, after the occurrence of catastrophes, continue to perform such obligations as investment management, liquidation and settlement, and cash management within the time period as requested by Party A, and comply with the basic business requirements on the management of Entrusted Assets; and

4.3.4	It shall not engage in activities prohibited by this Agreement and other activities prohibited by laws, regulations and regulatory authorities.

5.	Party A’s Rights and Obligations.

5.1	Party A’s Rights.

5.1.1	It shall have the ownership and relevant rights of Entrusted Assets and investment gains thereof;

5.1.2	It shall be entitled to the economic benefits that are supposed to belong to it due to Party B’s unfair treatment to the Entrusted Assets, Party B’s self-owned assets and other assets entrusted by a third party;

5.1.3	It shall have the right to supervise, inspect, examine and evaluate the investment operation of Entrusted Assets under this Agreement;

5.1.4	It shall have the right to give instruction on issues which may exist in respect of the operation and management of investment, liquidation and settlement, accounting valuation and risk controls by Party B, as well as service quality, and to advise on improvement;

5.1.5	It shall, within the duration of this Agreement, have the right to designate a third party Custodian as according to regulatory policies or business needs;

5.1.6	It shall have the right to send instructions, notices and reminders to Party B within the scope of this Agreement;

5.1.7	It shall have the right to replace investment manager in accordance with this Agreement;

5.1.8	Subject to regulatory requirements and Party B’s obligations to other entrusting parties, it may check the accounting system of Party B and request Party B to state the reasons for significant issues in writing;

5.1.9	Such other rights as provided herein; and

5.1.10	Such other rights as provided by laws and regulations.

5.2	Party A’s Obligations.

5.2.1	Party A shall, in accordance with this Agreement, pay fees for the management of Entrusted Assets, performance bonus and related payments and expenses in a timely fashion;

5.2.2	It shall formulate and provide Investment Guideline in a timely fashion;

5.2.3	It shall provide to Party B periodically cash flow forecast of the debtor of Entrusted Assets and information that may be subject to significant change. It shall promptly consult with Party B in regard to any significant event that may affect cash flow, such as significant changes of insurance market, company products and adjustment to channel strategies. With respect to the transfer of relatively large-scale fund as requested by the debtor of Entrusted Assets, it shall consult with and notify Party B in advance, and cooperate with Party B to lessen the effect of such transfer on investment of Entrusted Assets;

5.2.4	It shall, within the term of this Agreement, take any necessary actions to assist Party B in performing its obligations hereunder, including, without limitation, execution of necessary documents;

5.2.5	Such other obligations as provided herein; and

5.2.6	Such other obligations as provided by laws and regulations.

6.	Party B’s Rights and Obligations.

6.1	Party B’s Rights.

6.1.1	Unless otherwise provided by laws, regulations or this Agreement, subject to Investment Guideline, Party B shall have the right to conduct investment management and make investment instructions with respect to Entrusted Assets under this Agreement, without giving prior notice to Party A;

6.1.2	It shall collect the investment management service fees and performance bonuses in accordance with this Agreement;

6.1.3	It shall have the right to give professional advice on the formulation and amendment of Investment Guideline;

6.1.4	It shall have the right to give professional advice on the choice and examination by Party A of third party independent Custodian;

6.1.5	Such other rights as provided herein; and

6.1.6	Such other rights as provided by laws and regulations.

6.2	Party B’s Obligations.

6.2.1	Party B shall ensure that its qualification to manage the Alternative Investment remains current and valid during the term of this Agreement. It shall honestly, carefully and diligently manage the Entrusted Assets;

6.2.2	Party B shall, in accordance with laws, regulations, regulatory requirements, this Agreement, Investment Guideline and Party A’s written instructions, conduct Entrusted Investment Management and respond effectively to Party A Notices and Party A Reminders in a timely fashion and take necessary actions to implement such notices and reminders;

6.2.3	Party B shall, in accordance with this Agreement and the Investment Guideline, perform obligations such as special management, accounting responsibility, report obligation, risk control, file management, system management and other service obligations;

6.2.4	Party B shall actively assist and cooperate with Party A when Party A entrusts the independent custody of Entrusted Assets to third party. Both parties shall enter into written agreement additionally to provide for such matters as Party B’s obligations and work process in regard to the custody of assets;

6.2.5	It shall cooperate with outside auditor consented to by Party A in the audit of Entrusted Assets;

6.2.6	It shall initiatively assist in the implementation of Party A’s investment management system and financial system, provide relevant data required by such implementation;

6.2.7	It shall cooperate with Party A in the inspection of Entrusted Assets, and within a reasonable period, provide provisional data and material required by regulatory authorities and management of Party A;

6.2.8	It shall notify Party A promptly of any loss on Entrusted Assets or funds of Party A as a result of operating risk of other party to the transaction, and shall have the right of recourse in the name of Party A or Party A’s investment manager in accordance with Party A’s authorization;

6.2.9	According to Basic Regulations on Corporate Internal Control (and the complementary Implementation Guidelines for Corporate Internal Control), Evaluation Guidelines for Corporate Internal Control and Audit Guidelines for Corporate Internal Control jointly issued by the Ministry of Finance, the China Securities Regulatory Commission (CSRC) and other regulatory authorities, and the United States Sarbanes Oxley Act, as a company controlled by Party A, Party B is obliged to conduct the evaluation of internal control and internal audit accepting external auditors. Party B shall be subject to the quality inspection of the annual internal control self evaluation by Party A, and report the results of such evaluation as requested by Party A;

6.2.10	Party B shall return the project investment fund and investment gains to account(s) designated by Party A within two (2) business days following exit from investment projects.

6.2.11	Party B shall share with Party A the outside research sources and communication opportunities with respect to Entrusted Assets;

6.2.12	Such other obligations as provided herein; and

6.2.13	Such other obligations as provided by laws and regulations.

7.	Risk Control.

7.1	Party B shall, in accordance with relevant rules and requirements of regulatory authorities, form risk management department and establish sound investment management system and risk control system, inspect and supervise the investment business of Entrusted Assets. It shall inform Party A in a timely fashion of abnormalities or violations in the transactions of the Entrusted Assets. Party A may inspect the establishment and implementation of the investment management and risk control systems by Party B, and Party B shall give adequate cooperation for the risk management measures taken by Party A with regard to Entrusted Assets.

7.2	Party B shall formulate the Emergency Management Plan for Significant Unexpected Events of Insurance Asset Management (including emergency management plan for significant unexpected events of all Entrusted Investment Categories) in accordance with applicable provisions issued by the China Insurance Regulatory Commission and provide it to Party A for record.

7.3	Party B shall formulate, establish and continuously improve relevant rules and systems. In particular, Party B shall establish risk isolation mechanisms between the Entrusted Assets and the assets owned by Party B or entrusted by other parties.

7.4	Party A and Party B shall co-chair the risk control meetings, to discuss and reach resolutions on issues requiring special attention, sudden events and important information. If either party deems it necessary to hold such risk control meetings on issues requiring special attention, sudden events and important information, it shall have the right to convene such meetings and the other party shall be obligated to cooperate.

8.	Inspection, Supervision and Review.

8.1	Party A may conduct on-site or off-site inspection and supervision of the management of Entrusted Assets on a regular or non-regular basis, and Party B shall provide convenience and assistance.

8.2	Party B shall cooperate with Party A in relevant supervision and inspection of Entrusted Assets by regulatory authorities. Party B shall promptly notify Party A of the status of regulatory authorities’ inspection.

8.3	Party B shall assist the auditor personnel of Party A or engaged by Party A for the audit of Entrusted Assets in their work.

8.4	Party A may designate representatives to Party B, who shall supervise Party B’s performance of this Agreement and Investment Guideline on behalf of Party A. As long as Party B is not in violation of its confidentiality obligations to other entrusting parties, Party A may send special personnel to participate in Party B’s business meetings and business research related to Entrusted Assets under this Agreement, and Party B shall give active cooperation. However, Party A’s representatives shall not interfere with normal investment management activities of Party B.

8.5	Supervision by Custodian. Party B shall be subject to the supervision of its investment activities by the Custodian designated by Party A, and cooperate with the compliance inspection by Custodian, check with Custodian the status of Entrusted Assets in a timely fashion, provide relevant information and be responsible for the truthfulness and accuracy of such information.

8.6	Performance Review. Party A shall, within 90 business days after the submission of the annual final account data to Party A by Party B, review and evaluate the investment status of the Entrusted Assets for that year and related services provided by Party B in accordance with this Agreement, Investment Guideline and related rules on investment performance review, to determine the plan for payment of floating fee and notify Party B in writing.

9.	Investment Management Fees and Performance Payment.

9.1	The Parties shall abide by market principles internally, and pay and receive basic investment management fees and incentive payments according to this Agreement. Party A shall pay the basic investment management fees and incentive payments to Party B according to this Agreement. Party B shall be entitled to such basic investment management fees and incentive payments. Party B shall pay underperformance penalty, and Party A shall be entitled to such underperformance penalty.

9.2	Basic Investment Management Fee.

9.2.1	The basic investment management fee due from Party A to Party B shall be calculated as a fixed percentage of the total actual Entrusted Assets (daily weighted average) for each year. The rate for management fee shall be 0.60%, determined with reference to fair market value. In other word, the formula shall be: Basic investment management fee = Total actual Entrusted Assets for each year * management fee rate.

9.2.2	The basic investment management fee shall be settled each quarter. Party B shall, within five (5) days (excluding public holidays) after the end of each quarter, send the soft copy of the list and calculation basis for the fee payable for the previous month to Party A. Party A shall review the report within ten (10) business days upon the receipt of such report, and shall notify Party B by phone or email after confirming the report. Party B shall provide Party A with the hard copy of the list and calculation basis for the fee payable for the previous month and issue the related invoice.

9.2.3	If Party A have disagreement over the aforementioned report, bills and breakdowns, it shall, within ten (10) business days after notifying Party B in writing, produce sufficient evidence showing that the amount of the investment management fee is unreasonable. Both parties shall immediately negotiate on resolution of such disagreement, until the amount of the fee is determined.

9.2.4	If Party A has not presented any disagreement, it shall, within 30 business days after receiving hard copy of the aforementioned report, the list and calculation basis of management fee and invoice, pay the management fee.

9.3	Performance Payment.

9.3.1	Within the term of this Agreement, Party A shall evaluate the return on the investment assets provided in an Annual Report in accordance with the target as set forth in the Investment Guideline of such year. Party A shall pay to Party B a performance bonus if the return on the investment assets exceeds the target set for such year, while Party B shall pay to Party A an underperformance penalty if the return on the investment assets is lower than the target set for such year.

9.3.2	The performance bonus and underperformance penalty shall be calculated in accordance with the following clauses:

(1)	Within the term of this Agreement, Party A shall pay to Party B a performance bonus on Private Equity and Real Estate investment assets if the annual comprehensive investment rate of return on the Private Equity and Real Estate investment assets provided on an Annual Report is higher than the target set for such year. The performance bonus shall be calculated as 10% of the following amount: (a) total Private Equity and Real Estate assets which were actually invested in a year (calculated based on daily weighted average amount), multiplied by (b) the comprehensive investment rate of return on Private Equity and Real Estate for such year minus the target rate set for such year.

Private Equity and Real Estate performance bonus = the total amount of Private Equity and Real Estate assets which were actually invested in a year * (the comprehensive investment rate of return on Private Equity and Real Estate for such year minus the target rate set for such year) * 10%.

(2)	Within the term of this Agreement, Party B shall pay to Party A an underperformance penalty on Private Equity and Real Estate investment assets if the annual comprehensive investment rate of return on the Private Equity and Real Estate investment assets provided on an Annual Report is lower than the target set for such year. The underperformance penalty shall be calculated as 10% of the following amount: (a) total Private Equity and Real Estate assets which were actually invested in a year (calculated based on daily weighted average amount), multiplied by (b) the target rate for such year minus the comprehensive investment rate of return on Private Equity and Real Estate for such year. However, the amount of the underperformance penalty for a year shall not exceeds 0.30% of the total Private Equity and Real Estate assets which were actually invested in such year.

Equity and real estate underperformance penalty = the total amount of equity and real estate assets which were actually invested in a year * (the target rate for such year minus the comprehensive investment rate of return on Private Equity and Real Estate for such year) * 10%.

(3)	Comprehensive investment rate of return on Private Equity and Real Estate for a specific year = (evaluated value of Private Equity and Real Estate Investment Assets as at the end of such year plus the cash income of Private Equity and Real Estate investment for such year minus evaluated value of Private Equity and Real Estate Investment Assets as at the beginning of such year minus new Private Equity and Real Estate investment made in such year) / (evaluated value of Private Equity and Real Estate Investment Assets as at the beginning of such year plus new Private Equity and Real Estate investment made in such year).

Evaluated value of assets as at the end and beginning of a year means the value evaluated by an assets evaluation company. Cash income for a year shall include the cash dividend and cash income from disposing of portfolio projects, etc., and shall be calculated based on accounting recognition.

The target for Private Equity and Real Estate investment shall be determined each year by reference to fair market price.

9.4	Payment of underperformance penalty and performance bonus.

9.4.1	Within the term of this Agreement, the Parties shall, within ten (10) business days after the proposal for performance bonus/underperformance penalty is determined by Party A or other period agreed by the Parties, calculate the performance bonus or underperformance penalty in accordance with Section 2.8.2 of this Agreement, and confirm such fees in written form.

9.4.2	Party A shall, within ten (10) business days after a performance bonus is confirmed in accordance with Section 9.4.1 above in written form, pay the performance bonus as agreed by the Parties to the account(s) designated by Party B in writing.

9.4.3	Party B shall, within ten (10) business days after an underperformance penalty is confirmed in accordance with Section 9.4.1 above in written form, pay the underperformance penalty as agreed by the Parties to the account designated by Party A in writing.

9.5	In the event that this Agreement is extended in accordance with Section 21.4, the Parties may, before the starting date of the extended term, negotiate and decide the calculation method of basic investment management fee and performance bonus and underperformance penalty for the extended term, and execute a written agreement in accordance with the Section 21.3. Otherwise, the basic investment management fee for the extended term and performance bonus/underperformance penalty shall be calculated and paid in accordance with the provisions which are applicable prior to the extended term.

10.	Third Party Cost and Expense.

10.1	Third party cost and expense shall mean the cost and expense charged by a third party and incurred by Party B in performing the investment management service under this Agreement, except for the investment management fee paid by Party A to Party B under this Agreement, including, without limitation, any expense arising from the engagement by Party B in the name of Party A of such outside auditors, actuaries, lawyers or other professionals as designated by Party A or recommended by Party B and approved by Party A for the purpose of this Agreement (collectively, “Intermediary Expense”), and any transaction fees or bank expenses incurred in connection with this Agreement (collectively, “Other Third Party Cost and Expense”). Bank expenses are limited to the expenses incurred for the transfer of funds from and to the Fund Accounts with which Party B manages entrusted funds of Party A.

10.2	The Parties agree and confirm that Party B shall be responsible for the Intermediary Expense incurred for purposes of investment projects selection and post-investment management and shall be included in Party B’s cost.

10.3	Party A shall not be obligated to bear any cost and expense other than those provided under this Agreement. For extraordinary circumstances, the Parties shall make decisions through mutual agreement.

11.	Conflicts of Interest and Prohibited Activities.

11.1	Party A hereby recognizes that, when Party B conducts investment management of Entrusted Assets and, at the same time, in regard to its own assets or the assets of any third party, conflicts of interest may arise in respect of (but not limited to) the distribution of resources, provision of services and allocation of investment opportunities.

11.2	When Party B determines in its professional judgment that there is an existing or possible conflict of interest, Party B shall notify Party A of such conflict of interest in a timely fashion.

11.3	Party B shall, in the principle of trust, fairness and reasonableness, take any necessary action or measure to deal with such conflicts of interest, to ensure that Party A’s legal interests are not damaged.

11.4	Party B shall not engage in any of the following activities:

11.4.1	Using Entrusted Assets under this Agreement to pursue its own interest or the interest of any third party, in the event that Party B uses Entrusted Assets to pursue its own interest or the interest of any third party, the interest so gained by Party B shall belong to Entrusted Assets;

11.4.2	Without Party A’s prior written consent, transferring the right to manage the Entrusted Assets under this Agreement to any third party;

11.4.3	Without Party A’s prior written consent, lending the Entrusted Assets or any investment attributable to Party A or ownership documents or documents evidencing the rights to investments to any third party;

11.4.4	Without Party A’s prior written consent, conducting transaction between Entrusted Assets and its own assets or assets entrusted by it a third party;

11.4.5	Engaging in investment activities in the name of Party A using funds or assets not under the name of Party A, or engaging in investment activities in the name of others using funds or assets under the name of Party A;

11.4.6	Treating Entrusted Assets unfairly, including putting the transactions of Party B’s own business or other Entrusted Assets in prior order to the transactions of Entrusted Assets, or putting the business of any third party who has interested relationship with Party B in prior order;

11.4.7	Giving preferential consideration or arrangement to Party B’s own business or other Entrusted Assets, or the business of any third party who has interested relationship with Party B with respect to the arrangement of professionals;

11.4.8	Not providing to the investment managers responsible for Entrusted Investment Management the information and support of the same adequacy as the information and support provided to investment managers responsible for management of other Entrusted Assets with respect to information technology, accounting and financial management, the review, analysis, research and consulting of investment risk;

11.4.9	Misappropriation of Entrusted Assets;

11.4.10	Mixing the management of assets of Party A with assets of other entities;

11.4.11	Engaging in such investment as maybe resulting in Party A’s undertaking of unlimited liability or credit transactions using Entrusted Assets; or

11.4.12	Other activities prohibited by laws, regulations or this Agreement.

12.	Confidentiality.

12.1	Party B shall keep confidential any information relating to Party A or Entrusted Assets made known to Party B in the execution and performance of this Agreement, and without Party A’s prior written consent, Party B shall not disclose such information to any one. Party B’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party B from other party who, to Party B’s knowledge, has no confidentiality obligation to Party A; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party B shall, to the extent permitted by law and feasible, notify Party A in advance and state in the disclosure that “This is the commercial secret of the listed company and without the prior written consent of the listed company it shall not be disclosed to anyone”, and if Party B is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party A’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party A in writing in advance.

12.2	With respect to any information relating to Party A or Entrusted Assets as described above, Party B may use such information only for the matters provided in the Agreement and not for any purpose other than the purpose of this Agreement.

12.3	Party A shall keep confidential any commercial information or investment technique of Party B made known to Party A during the performance of this Agreement. Unless otherwise provided by laws, regulations or this Agreement, it shall not disclose or use such information in any way without Party B’s prior written notice. Party A’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party A from other party who, to Party A’s knowledge, has no confidentiality obligation to Party B; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party A shall, to the extent permitted by law and feasible, notify Party B in advance”, and if Party A is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party B’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party B in writing in advance.

12.4	The references to Party A and Party B under this Section shall include, without limitation, Party A, Party B, and the directors, supervisors, employees, agents or agency of Party A or Party B.

13.	Breach of Contract and Indemnification.

13.1	Party A’s violation of its representations, warranties or other provisions hereunder shall constitute Party A’s breach of this Agreement. Party A shall indemnify Party B for losses suffered by Party B as a result of such breach. Party B shall be entitled to give Party A written notice to terminate this Agreement in the case of substantial losses caused by Party A’s breach. The Agreement shall be terminated on the thirtieth day following the receipt of such written notice by Party A, unless otherwise waived by Party B.

13.2	Party B’s violation of its representations, warranties or other provisions hereunder, the written instructions given by Party A hereunder, shall constitute Party B’s breach of this Agreement. Party B shall indemnify Party A for substantial losses suffered by Party A as a result of such breach, and Party B shall not receive the investment management fee for the current period if it has not made such compensation. Party A shall be entitled to give Party B written notice to terminate this Agreement. The Agreement shall be terminated on the thirtieth day following the receipt of such written notice by Party B, unless otherwise waived by Party A.

13.3	If Party B’s negligence, error in operation, deficiency in the amount of securities and funds, default in provisions of agreements with a third party, system malfunction or employees’ fraud results in any loss on Entrusted Assets, Party B shall indemnify the direct loss resulting therefrom and undertake the civil liability.

13.4	The indemnification liability and civil liability of any party prior to the termination of this Agreement shall survive the termination.

14.	Force Majeure.

14.1	An event of force majeure refers to any circumstance that cannot be reasonably predicted, avoided and overcome. Such event cannot be reasonably controlled, predicted, or avoided even if predicted, and overcome by the affected party, and occurs after the execution of this Agreement, which makes the performance of this Agreement in whole or in part impossible or impracticable as a matter of fact, including but not limited to any situation where performance is impossible without unreasonable expenditure, however, events which can be overcome by Party B’s catastrophe system shall be excluded.

14.2	If either party fails to perform in whole or in part its duties under this Agreement due to an event of force majeure, the performance of such duties shall be suspended during the period of such event of force majeure.

14.3	A party that claims that it has been affected by an event of force majeure shall notify the other party of such event of force majeure in writing in the shortest period possible, and shall provide appropriate evidence of the existence and duration of such event of force majeure to the other party within fifteen (15) days after its occurrence. A party that claims that the performance of this Agreement is objectively impossible and impractical due to such event of force majeure shall take any reasonable measures to cure or lessen the effect caused by such event of force majeure.

14.4	When an event of force majeure occurs, both parties shall consult with each other regarding the performance of this Agreement. Once the event of force majeure or its effect ceases or is cured, both parties shall immediately resume the performance of their respective obligations hereunder.

15.	Termination.

15.1	This Agreement shall be terminated upon occurrence of any of the following events:

15.1.1	One party’s breach of contract results in substantial loss of the other party and the other party requests to terminate this Agreement;

15.1.2	The term of the Agreement expires or a renewed term expires without further renewal;

15.1.3	Both parties agree to terminate this Agreement;

15.1.4	Party A sends written notice to Party B to terminate this Agreement when Party A is required by regulators or laws of the jurisdiction where it is listed to rescind the investment entrusting relation with Party B; or

15.1.5	Any party becomes insolvent or becomes subject to bankruptcy, liquidation, compulsory dissolution or receivership.

15.2	In the event that one party terminates this Agreement, this Agreement shall be terminated on the thirtieth day following the receipt by the other party of the written notice to terminate.

15.3	Obligations upon Termination.

15.3.1	Upon the termination of this Agreement, Party A may notify Party B in writing to handle the Entrusted Assets following all the steps set forth in the notice. Party B shall, in accordance with Party A’s requirements, assist Party A handling the Entrusted Assets on an honest and fiduciary basis.

15.3.2	Upon the termination of this Agreement, unless otherwise explicitly instructed by Party A, Party B shall not conduct any investment or send any instructions in regard to Entrusted Assets.

15.4	Upon the termination of this Agreement, all of the responsibilities and obligations of Party A and Party B shall be terminated, except the followings:

15.4.1	Party B shall deliver the records relating to Party A or Entrusted Assets under this Agreement to Party A or Party A’s authorized representatives;

15.4.2	Party B shall cooperate with Party A to transfer the Entrusted Assets to the new investment manager of Party A forthwith, and shall, at the request of Party A, transfer relevant materials to such investment manager in a timely and orderly fashion, and cooperate with Party A to complete other transfer work. Also, Party B shall submit the report on the investment operation of Entrusted Assets.

15.5	The termination of this Agreement shall not affect the rights of one party over the other party under laws, regulations or this Agreement, including, among other things, the claims to default, damages and compensation.

16.	Performance.

16.1	After Party A has been listed on the Hong Kong Stock Exchange (the “HKSE”) and the Shanghai Stock Exchange (the “SSE”), the transactions under this Agreement shall constitute connected transactions as described by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Listing Rules”). According to the Listing Rules, such transactions shall be conducted only after obtaining an exemption from the HKSE or upon the approval by independent shareholders, or on the condition of conforming with any other provisions concerning connected transactions in the Listing Rules. Therefore, the performance of this Agreement related to such connected transactions shall be subject to the approval of the HKSE or compliance with any other stipulations concerning connected transactions in the Listing Rules. Both Party A and Party B agree to observe the relevant stipulations of the Listing Rules.

The performance of this Agreement may cause Party A to carry out necessary procedures for approval and disclosure for complying with related listing rules of HKSE or SSE or other applicable regulatory rules. Party B shall be obliged to cooperate with Party A during the performance of such procedures.

Party A will provide necessary informational materials and practice trainings to Party B from time to time, so as to facilitate Party B’s effort in managing Entrusted Assets to identify connected transactions of Party A. Such informational materials include, without limitations: a list of connected persons of Party A, types of connected transactions of Party A, exemption applications under different market rules, announcement (disclosure), and capped amounts of connected transactions as approved by independent shareholders. In addition, in light of the particular nature of connected transactions, Party B agrees to cooperate with Party A in Party A’s performance under applicable listing or regulatory obligations, in accordance with this Agreement and relevant documents of Party A.

16.2	If the exemptions from the HKSE and SSE contain additional conditions, this Agreement shall be performed in accordance with such additional conditions. Both Party A and Party B agree to strictly observe such conditions.

16.3	Both parties shall take such further actions and measures as to fully and effectively perform this Agreement, including but not limited to determining the implementation plan or detailed measures in accordance with the principles provided herein and on the condition of not violating the provisions agreed upon herein.

17.	Notices.

All notices relating to the Agreement shall be in writing and shall be delivered by overnight courier, fax or mail. Notices sent by overnight courier shall be deemed delivered upon delivery. Notices sent by fax shall deemed delivered upon successful transmission, provided that a fax confirmation report produced by the fax machine showing the successful transmission of the notice is provided by the sending party. Notices sent by mail shall deemed delivered on the third (3rd) business day after it has been posted (if the last day is a Sunday, or statutory holiday, such day shall be the next business day).

The addresses of the parties for the delivery of notices are as follows:

China Life Insurance Company Limited	China Life Investment Holding Company Limited

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing	Address: 11/F China Life Center, 17 Financial Street, Xicheng District, Beijing

18.	Assignment.

Without prior written consents of both parties, this Agreement shall not be assigned. However, a party may assign this Agreement to its successors and this Agreement shall be binding on such successors.

19.	Severability.

The invalidity, illegality or unenforceability of some provisions herein under applicable laws, regulations or certain special circumstances shall not affect the effectiveness, legality and implementation of other provisions herein.

20.	Governing Law and Dispute Resolution.

20.1	This agreement shall be governed by, and interpreted and construed in accordance with the laws of PRC.

20.2	Any disputes arising from this Agreement or the execution, effectiveness or interpretation hereof or related to this Agreement shall be settled by both parties through friendly negotiations. If such negotiation fails within 60 days of the dispute, either party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with arbitration rules then in effect. The arbitration award shall be final and binding on both parties.

20.3	When dispute occurs or is under arbitration, other than the matter in dispute, each party shall still be entitled to exercise its other rights hereunder and shall still perform its other obligations hereunder.

21.	Effectiveness, Counterparts and Others.

21.1	The term of this Agreement shall be one year. This Agreement shall come into effect on the effective date and in effect through December 31, 2013.

21.2	Any exhibit hereto shall be an integral part of this Agreement and constitute the entire agreement together with this Agreement, having the same legal effect as this Agreement, complied with by both parties.

21.3	This Agreement and exhibit hereto may be amended through negotiation between both parties. The amendment can only be made pursuant to a written agreement duly executed by legal representatives or authorized representatives of both parties and upon the approval of both parties through their respective corporate actions. If such amendment constitutes a material and significant change to this Agreement, it shall become effective only upon the notification of and procurement of approval from the HKSE and SSE, subject to the relevant provisions of the Listing Rules as in effect from time to time and the requirements of HKSE, and/or the shareholders’ general meeting of Party A, if applicable.

21.4	Subject to the listing rules of the stock exchange where Party A is listed, this Agreement will be automatically renewed for one-year term, unless either party gives to the other party a written notice to not renew the agreement not less than 90 days’ prior to the expiration of the then current term.

21.5	This Agreement shall be executed in seven (7) counterparts, with two (2) held by each party, one (1) filed with CIRC, one (1) filed with SSE, and one (1) filed with HKSE. Each counterpart shall have the same legal effect.

21.6	Both parties shall solve the matters unaddressed herein through negotiation in accordance with applicable laws, regulations and regulatory requirements, and if necessary, may enter into supplementary agreement additionally. Such supplementary agreement shall have the same legal effect as this Agreement.

21.7	This Agreement is conditional on Party B’s obtaining the qualification status for investment in private equity and investment in real estate, as approved by and registered with the CIRC.

Exhibit:

“Authorization and Entrustment Letter by China Life Insurance Company Limited”

Party A: China Life Insurance Company Limited (Seal)	Party B: China Life Investment Holding Company Limited (Seal)

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)